THE CANANDAIGUA FUNDS

                       ESTABLISHMENT AND DESIGNATION
                OF SERIES OF SHARES OF BENEFICIAL INTEREST
                              $.001 PAR VALUE
                         October 31, 1997

     The undersigned, being a majority of the Trustees of The Canandaigua Funds, a Delaware business trust (the "Trust"), acting pursuant to ARTICLE V, Section 5.1 of the Trust's Declaration of Trust dated October 31, 1997 as amended from time to time (the "Declaration of Trust"), hereby divide the shares of beneficial interest of the Trust into two separate series (each individually a "Fund" or collectively the "Funds"), each Fund hereby created having the following relative rights and preferences.

     1.   The Funds shall be designated as follows:

               The Canandaigua Equity Fund
               The Canandaigua Bond Fund

     2. Each Fund shall be authorized to hold cash and invest in securities and instruments and use investment techniques as described in the Trust's registration statement under the Securities Act of 1933, as amended from time to time. Each share of beneficial interest, $.001 par value, of each Fund shall be redeemable as provided in the Declaration of Trust, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which shares of that Fund shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to that Fund. The proceeds of sales of shares of a Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to that Fund, unless otherwise required by law. Each share of a Fund shall be entitled to receive its pro rata share of net assets of that Fund upon liquidation of that Fund. Upon redemption of a shareholder's shares, or indemnification for liabilities incurred by reason of a shareholder being or having been a shareholder of a Fund, such shareholder shall be paid solely out of the property of such Fund.

     3. Shareholders of each Fund shall vote separately as a series on any matter except, consistent with the Investment Company Act of 1940, as amended (the "Act"), and the rules and the Trust's registration statement thereunder, (i) the election of Trustees, (ii) any amendment of the Declaration of Trust, unless the amendment affects fewer than all series, in which case shareholders of the affected series shall vote separately, and (iii) ratification of the selection of auditors. In each case of such separate voting, the Trustees shall determine whether, for the matter to effectively acted upon within the meaning of Rule 18f-2 under the Act or any successor rule as to a Fund, the applicable percentage (as specified in the Declaration of Trust, or the Act and the rules thereunder) of the shares of that Fund alone must be voted in favor of the matter, or whether the favorable vote of such applicable percentage of the shares of each Fund entitled to vote on the matter is required.

     4. The shares of the Trust outstanding on the date set forth in the resolution of the Trustees establishing and designating the series of the Trust shall remain classified as shares of the Fund designated as the Canandaigua Equity Fund and the Canandaigua Bond Fund.

     5. The assets and liabilities of the Trust existing on the date hereof shall, except as provided below, remain allocated among the Funds designated as the Canandaigua Equity Fund and the Canandaigua Bond Fund and hereafter, the assets and liabilities of the Trust shall be allocated among the Funds designated in Paragraph 1 above, as set forth in ARTICLE V,
Section 5.1 of the Declaration of Trust, except as provided below:

          (a) Cost incurred by the Trust on behalf of a Fund in connection with the organization, registration and public offering of shares of such Fund shall be amortized for such Fund over the lesser of the life of such Fund or the five year period beginning with the month that such Fund commences or commenced (as the case may be) operations.

          (b) The liabilities, expenses, costs, charges or reserves of the Trust which are not readily identifiable as belonging to any particular Fund shall be allocated among the Funds on the basis of their relative average daily net assets except where allocations of direct expenses can otherwise fairly be made.

          (c) The Trustees may from time to time in particular cases make specific allocations of assets or liabilities among the Funds.

     6. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Fund now or hereafter created, or to otherwise change the relative rights and preferences of any such Fund, provided that such change shall not adversely affect the rights of shareholders of a Fund.

     Executed as of the date first noted above.


                              /s/ Robert N. Coe
                              Robert   N.   Coe,   as   Trustee   and   not
                                individually


                              /s/ Robert J. Craugh
                              Robert  J.   Craugh,   as   Trustee  and  not
                                individually


                              /s/ Donald C. Greenhouse
                              Donald  C.  Greenhouse,  as Trustee  and  not
                                individually


                              /s/ Steven H. Swartout
                              Steven  H.  Swartout,   as  Trustee  and  not
                                individually

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